Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Agreement”), dated as of August 27, 2026, is entered into by and between Black Spade Acquisition III Co, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”), and amends the Warrant Agreement (the “Warrant Agreement”), dated as of January 5, 2026, by and among the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Warrant Agreement.

WHEREAS, the Company and the Warrant Agent desire to amend the definition of Placement Exercise Fair Market Value in the Warrant Agreement in order to reflect the commercial intent of the parties;

WHEREAS, Section 9.8 of the Warrant Agreement provides that the parties to the Warrant Agreement may amend the Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity or correcting any mistake, including conforming the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the Prospectus, or defective provision contain in the Warrant Agreement, or adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Warrant Agreement in any material respect; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1.            Amendment of Warrant Agreement. The Company and the Warrant Agent hereby amend the Warrant Agreement as provided in this Section 1, and acknowledge and agree that the amendments to the Warrant Agreement set forth in this Section 1 are necessary or desirable and do not adversely affect the rights of the Registered Holders under the Warrant Agreement.

1.1.            Section 3.3.1(c) of the Warrant Agreement is hereby amended, as follows (added text: added text, deleted text: ~~deleted text~~):

“ with respect to any Private Placement Warrant, by surrendering the Private Placement Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Private Placement Warrants, multiplied by the excess of the “Placement Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price, by (y) the Placement Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Placement Exercise Fair Market Value” shall mean the volume-weighted average price of the Class A ordinary shares as reported during the ten (10) trading day period ending on the tenth (10th) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent; or”

2.            Miscellaneous Provisions.

2.1.            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.2.            Entire Agreement. This Agreement, together with the Warrant Agreement, constitute the full and entire agreement between the parties with regard to the subjects hereof.

2.3.            Effect of Amendment. All provisions of the Warrant Agreement not specifically amended hereby shall remain in full force and effect and shall be unaffected by this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Warrant Agreement, the terms and conditions of this Agreement shall control.

2.4.            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.5.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

2.6.            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

2.7.            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLACK SPADE ACQUISITION III CO

By:	/s/ Chi Wai Dennis Tam
	Name:	Chi Wai Dennis Tam
	Title:	Director

[Signature Page to Amendment No. 1 to the Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Ana Gois
	Name:	Ana Gois
	Title:	Vice President

[Signature Page to Amendment No. 1 to the Warrant Agreement]